 Exhibit 99.1

Annex A

Transactions in the Shares of Common Stock by the Reporting Person Within the Last Sixty Days

Vesting of Stock Options

During the last 60 days, a stock option to purchase 2,500 shares of the Issuer’s Common Stock previously granted under the Issuer’s equity plans vested.

The Reporting Person currently has the following outstanding restricted stock units and options pursuant to the Issuer’s equity plans:

Date of Grant	Type of Award	Number of shares Underlying Award	Option Exercise Price Per Share	Vesting Schedule	Expiration Date	Portion Vested at 01/23/2025(1)
01/18/2024	Stock Option (Nonstatutory)	10,000	$14.10	Vesting ¼ on 02/01/2025 and thereafter pro rata on a monthly basis over 3 years.	01/17/2034	0
01/23/2025	Stock Option (Nonstatutory)	65,000	$19.79	Vesting ¼ on 02/01/2026 and thereafter pro rata on a monthly basis over 3 years	01/22/2035	0

(1)	The vesting of the unvested stock options described in this table will increase the Reporting Person’s beneficial ownership of Common Stock.